A special meeting of the fund's shareholders was held on February 15, 2006. The results of votes taken among shareholders on the proposal before them are reported below. Each vote reported represents one dollar of net asset value held on the record date for the meeting.

PROPOSAL 1
To elect a Board of Trustees. A
	# of Votes	% of Votes
Dennis J. Dirks
Affirmative	3,817,312,130.38	95.987
Withheld	159,604,192.77	4.013
TOTAL	3,976,916,323.15	100.000
Albert R. Gamper, Jr.
Affirmative	3,811,292,567.85	95.835
Withheld	165,623,755.30	4.165
TOTAL	3,976,916,323.15	100.000
Robert M. Gates
Affirmative	3,804,414,088.52	95.662
Withheld	172,502,234.63	4.338
TOTAL	3,976,916,323.15	100.000
George H. Heilmeier
Affirmative	3,805,754,898.43	95.696
Withheld	171,161,424.72	4.304
TOTAL	3,976,916,323.15	100.000
Edward C. Johnson 3d
Affirmative	3,783,946,093.35	95.148
Withheld	192,970,229.80	4.852
TOTAL	3,976,916,323.15	100.000
Stephen P. Jonas
Affirmative	3,808,992,941.87	95.778
Withheld	167,923,381.28	4.222
TOTAL	3,976,916,323.15	100.000
Marie L. Knowles
Affirmative	3,811,002,536.02	95.828
Withheld	165,913,787.13	4.172
TOTAL	3,976,916,323.15	100.000
	# of Votes	% of Votes
Ned C. Lautenbach
Affirmative	3,806,208,782.82	95.708
Withheld	170,707,540.33	4.292
TOTAL	3,976,916,323.15	100.000
William O. McCoy
Affirmative	3,796,628,504.60	95.467
Withheld	180,287,818.55	4.533
TOTAL	3,976,916,323.15	100.000
Robert L. Reynolds
Affirmative	3,812,231,630.64	95.859
Withheld	164,684,692.51	4.141
TOTAL	3,976,916,323.15	100.000
Cornelia M. Small
Affirmative	3,812,660,626.62	95.870
Withheld	164,255,696.53	4.130
TOTAL	3,976,916,323.15	100.000
William S. Stavropoulos
Affirmative	3,800,584,248.57	95.566
Withheld	176,332,074.58	4.434
TOTAL	3,976,916,323.15	100.000
Kenneth L. Wolfe
Affirmative	3,807,862,623.07	95.749
Withheld	169,053,700.08	4.251
TOTAL	3,976,916,323.15	100.000
A Denotes trust-wide proposal and voting results.